Exhibit 21
DIRECT GENERAL CORPORATION
EXHIBIT 21 — SUBSIDIARIES OF REGISTRANT
     The following is a list of subsidiaries of Direct General Corporation at December 31, 2006. All corporations are subsidiaries of Direct General Corporation and, if indented, subsidiaries of the company under which they are listed.

Name of Company	Incorporated
Direct Adjusting Company, Inc.	TN
Direct Administration, Inc.	TN
Direct General Agency of Georgia, Inc.	GA
Direct General Agency of Kentucky, Inc.	KY
Direct General Consumer Products, Inc.	TN
Direct General Financial Services,Inc.	TN
Direct General Insurance Agency of Louisiana, Inc.	LA
Direct General Insurance Agency of North Carolina, Inc.	NC
Direct General Insurance Agency of South Carolina, Inc.	SC
Direct General Insurance Agency of Tennessee, Inc.	TN
Direct General Insurance Agency, Inc.	AR
Direct General Insurance Agency, Inc.	MS
Direct General Insurance Agency, Inc.	TN
Direct General Insurance Agency, Inc.	TX
Direct General Insurance Company	SC
Direct General Insurance Company of Mississippi	MS
Direct General Life Insurance Company	SC
Direct Life Insurance Company	GA
Direct General Insurance Company of Louisiana	LA
Direct General Premium Finance Company	TN
Direct Insurance Company	TN
Direct National Insurance Company	AR
Right Choice Insurance Agency, Inc.	TN
     The names of certain subsidiaries are omitted; as such subsidiaries in the aggregate would not constitute a significant subsidiary.